Exhibit 10.53

EXECUTION VERSION

January 26, 2012

To:	CA, Inc.
One CA Plaza
Islandia, NY 11749
Attn: James Hodge, SVP and Treasurer
Telephone: Redacted
Facsimile: Redacted

From	Bank of America, N.A.
c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated
Bank of America Tower at One Bryant Park
New York, NY 10036
Attn: John Servidio
Telephone: Redacted
Facsimile: Redacted

Re:	Issuer Forward Repurchase Transaction
(BofAML Reference Number: 128120185)

Ladies and Gentlemen:

The purpose of this communication (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between Bank of America, N.A. (“BofA”) and CA, Inc. (“Counterparty”) on the Trade Date specified below (the “Transaction”). The terms of the Transaction shall be set forth in this Confirmation and a Supplemental Terms Notice in the form of Schedule A hereto (the “Supplemental Terms Notice”) that references this Confirmation. This Confirmation and the Supplemental Terms Notice together shall constitute a “Confirmation” as referred to in the ISDA Master Agreement specified below.

1. This Confirmation is subject to, and incorporates, the definitions and provisions of the 2006 ISDA Definitions (including the Annex thereto) (the “2006 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions” and, together with the 2006 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2006 Definitions and the Equity Definitions, the Equity Definitions will govern.

This Confirmation evidences a complete and binding agreement between BofA and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement (the “ISDA Form”) as if BofA and Counterparty had executed an agreement in such form (without any Schedule but with the elections set forth in this Confirmation); provided, however, that no transaction now existing or hereafter entered into between BofA and Counterparty shall constitute a Specified Transaction for purposes of the Agreement. The Transaction shall be the only Transaction under the Agreement and shall not constitute a “Transaction” (as such term is defined in the ISDA Form) under any other agreement, including any ISDA Master Agreement currently existing or entered into from time to time between BofA and Counterparty.

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern. The Transaction is a Share Forward Transaction within the meaning set forth in the Equity Definitions.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	January 26, 2012

Seller:	BofA

Buyer:	Counterparty

Shares:	The common stock of Counterparty, par value USD 0.10 per share (Ticker Symbol: “CA”)

Prepayment:	Applicable

Prepayment Amount:	As provided in Annex B to this Confirmation.

Prepayment Date:	The first Exchange Business Day following the Trade Date

Exchange:	NASDAQ Global Select Market

Related Exchange(s):	All Exchanges

Calculation Agent:	Bank of America, N.A., provided that, upon receipt of written request from Counterparty, Calculation Agent shall promptly (but in no event later than within five Exchange Business Days from the receipt of such request) provide Counterparty with a written explanation describing in reasonable detail any determination made by it (including any quotations, market data or information from internal sources used in making such calculations, adjustments or determinations, but without disclosing BofA’s proprietary models). All determinations made and actions taken by Calculation Agent shall be made or taken in good faith and a commercially reasonable manner.

Valuation Terms:

Initial Period Averaging Dates:	Each of the consecutive Exchange Business Days commencing on, but excluding, the Trade Date and ending on, and including, the Initial Period End Date (or if such date is not an Exchange Business Day, the next following Exchange Business Day).

Initial Period End Date:	The Scheduled Initial Period End Date; provided that BofA shall have the right, in its absolute discretion, at any time to accelerate the Initial Period End Date to any date that is on or after the Earliest Initial Period End Date by delivery of a Supplemental Terms Notice substantially in the form of Schedule A to this Confirmation to Counterparty no later than 8:00 P.M., New York City time, on the accelerated Initial Period End Date. BofA shall determine, in each case in good faith and a commercially reasonable manner, the Initial Price, the Floor Price and the Cap Price in the manner set forth below, and shall deliver to Counterparty such Supplemental Terms Notice.

Scheduled Initial Period End Date:	As provided in Annex B to this Confirmation.

Earliest Initial Period End Date:	As provided in Annex B to this Confirmation.

Averaging Dates:	Each of the consecutive Exchange Business Days commencing on, and including, the Trade Date and ending on and including the Final Averaging Date.

Final Averaging Date:	The Scheduled Final Averaging Date; provided that BofA shall have the right, in its absolute discretion, at any time to accelerate the Final Averaging Date, in whole or in part, to any date that is on or after the

Scheduled Earliest Acceleration Date by written notice to Counterparty no later than 8:00 P.M., New York City time, on the Exchange Business Day immediately following the accelerated Final Averaging Date.

In the case of any acceleration of the Final Averaging Date in part (a “Partial Acceleration”), (a) BofA shall specify in its written notice to Counterparty accelerating the Final Averaging Date the corresponding percentage of the Prepayment Amount that is subject to valuation on the related Valuation Date, (b) such portion of the Prepayment Amount that is subject to valuation on the related Valuation Date shall not be less than USD 50,000,000 (provided that, for the avoidance of doubt, if the remaining portion of the Transaction corresponds to the Prepayment Amount of less than USD 50,000,000, BofA shall be entitled to accelerate the Transaction with respect to such full amount) and (c) Calculation Agent shall adjust the terms of the Transaction as it deems appropriate in order to take into account the occurrence of such Partial Acceleration (including cumulative adjustments to take into account all Partial Accelerations that occur during the term of the Transaction).

Scheduled Final Averaging Date:	As provided in Annex B to this Confirmation (or if such date is not an Exchange Business Day, the next following Exchange Business Day).

Scheduled Earliest Acceleration Date:	As provided in Annex B to this Confirmation (or if such date is not an Exchange Business Day, the next following Exchange Business Day).

Valuation Date:	The Final Averaging Date.

Averaging Date Disruption:	Modified Postponement, provided that, after the first reference to “Averaging Date” in Section 6.7 of the Equity Definitions, the following shall be added “(also including, solely for the purposes of this provision, any Initial Period Averaging Date)”; and provided further that notwithstanding anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Initial Period Averaging Date or any Averaging Date, the Calculation Agent may, if appropriate in light of market conditions, regulatory considerations or otherwise, take any or all of the following actions: (a) postpone the Initial Period End Date or the Scheduled Final Averaging Date, as the case may be, in accordance with Modified Postponement (as modified herein) or (b) determine that such Initial Period Averaging Date or Averaging Date is a Disrupted Day only in part, in which case the Calculation Agent shall (i) determine the VWAP Price for such Disrupted Day based on Rule 10b-18 eligible transactions in the Shares on such Disrupted Day taking into account the nature and duration of such Market Disruption Event and, among other things, the volume, historical trading patterns and price of the Shares and (ii) determine the Initial Price or Settlement Price, as the case may be, based on an appropriately weighted average instead of the arithmetic average described under “Initial Price” or “Settlement Price,” as the case may be, below. Any Exchange Business Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be an Exchange

Business Day; if a closure of the Exchange prior to its normal close of trading on any Exchange Business Day is scheduled following the date hereof, then such Exchange Business Day shall be deemed to be a Disrupted Day in full. Section 6.6(a) of the Equity Definitions is hereby amended by (A) adding the words “based on, among other things, the volume, historical trading patterns and price of the Shares” at the end of Section 6.6(a)(ii)(B) of the Equity Definitions and (B) replacing the word “shall” in the fifth line of Section 6.6(a) of the Equity Definitions with the word “may” and by deleting clause (i) thereof, and Section 6.7(c)(iii)(A) of the Equity Definitions is hereby amended by replacing the word “shall” in the sixth and eighth lines thereof with the word “may.”

Market Disruption Events:	Section 6.3(a) of the Equity Definitions is hereby amended (a) by deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” in clause (ii) thereof and (b) by replacing the words “or (iii) an Early Closure.” therein with “(iii) an Early Closure, or (iv) a Regulatory Disruption.”

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:	Any event that BofA determines, in good faith and a commercially reasonable manner and based on advice of counsel, makes it appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures for BofA to refrain from or decrease any market activity in connection with the Transaction. BofA shall notify Counterparty as soon as reasonably practicable but no later than the second Business Day following such Regulatory Disruption that a Regulatory Disruption has occurred and the Initial Period Averaging Dates or the Averaging Dates affected by it.

Settlement Terms:

Initial Share Delivery:	On the Initial Share Delivery Date, BofA shall deliver to Counterparty the Initial Shares.

Initial Share Delivery Date:	The first Exchange Business Day following the Trade Date.

Initial Shares:	As provided in Annex B to this Confirmation.

Settlement Date:	The date that falls one Settlement Cycle following the Valuation Date.

Settlement:	On the Settlement Date, if the Number of Shares to be Delivered is a positive number, BofA shall deliver to Counterparty such Number of Shares to be Delivered. If the Number of Shares to be Delivered is a negative number, the Counterparty Settlement Provisions in Annex A shall apply.

Number of Shares to be Delivered:	A number of Shares equal to (a) the Prepayment Amount divided by (b) the Settlement Price; provided that the Number of Shares to be Delivered as so determined shall be reduced by the aggregate number of shares delivered on the Initial Share Delivery Date.

Settlement Price:	(a) if the Averaging Period Price is equal to or less than the Floor Price, the Settlement Price shall be equal to the sum of (i) the Floor Price multiplied by the Collar Percentage and (ii) the Averaging Period Price multiplied by the Non-Collar Percentage;

(b) if the Averaging Period Price is equal to or greater than the Cap Price, the Settlement Price shall be equal to the sum of (i) the Cap Price multiplied by the Collar Percentage and (ii) the Averaging Period Price multiplied by the Non-Collar Percentage; and

(c) if the Averaging Period Price is less than the Cap Price but greater than the Floor Price, the Settlement Price shall be the Averaging Period Price.

Averaging Period Price:	(a) The arithmetic average of the VWAP Prices for all Averaging Dates minus (b) the Discount.

VWAP Price:	For any Initial Period Averaging Date or Averaging Date, the Rule 10b-18 dollar volume weighted average price per Share for such day based on transactions executed during such day, as reported on Bloomberg Page “CA.Q <Equity> AQR SEC” (or any successor thereto) or, in the event such price is not so reported on such day for any reason or is manifestly incorrect, as reasonably determined by the Calculation Agent using a volume weighted method.

Discount:	As provided in Annex B to this Confirmation.

Floor Price:	As set forth in the Supplemental Terms Notice, to be the Floor Price Percentage of the Initial Price.

Floor Price Percentage:	As provided in Annex B to this Confirmation.

Cap Price:	As set forth in the Supplemental Terms Notice, to be the Cap Price Percentage of the Initial Price.

Cap Price Percentage:	As provided in Annex B to this Confirmation.

Collar Percentage:	As provided in Annex B to this Confirmation.

Non-Collar Percentage:	As provided in Annex B to this Confirmation, to be a percentage obtained by subtracting the Collar Percentage from 100%.

Initial Price:	As set forth in the Supplemental Terms Notice, to be the arithmetic average of the VWAP Prices for all Initial Period Averaging Dates.

Excess Dividend Amount:	For the avoidance of doubt, all references to the Excess Dividend Amount in Section 9.2(a)(iii) of the Equity Definitions shall be deleted.

Other Applicable Provisions:	To the extent either party is obligated to deliver Shares hereunder, the provisions of the last sentence of Section 9.2 and Sections 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the Issuer of the Shares) and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction.

Dividends:

Dividend:	Any dividend or distribution on the Shares other than any dividend or distribution of the type described in Sections 11.2(e)(i), 11.2(e)(ii)(A) or 11.2(e)(ii)(B) of the Equity Definitions.

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment; provided that the declaration or payment of Dividends shall not be a Potential Adjustment Event.

It shall constitute an additional Potential Adjustment Event if the Scheduled Final Averaging Date is postponed pursuant to “Averaging Date Disruption” above, in which case the Calculation Agent may adjust any relevant terms of the Transaction as the Calculation Agent determines appropriate to account for the economic effect on the Transaction of such postponement, based on the strike price, stock price, the remaining number of Averaging Dates, expected dividends or other dilutive activities, stock borrow costs, interest rates, stock price volatility, applicable credit spreads and ability to maintain a standard hedge position in the Shares.

Extraordinary Events:

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Cancellation and Payment

(c) Share-for-Combined:	Component Adjustment

Tender Offer:	Applicable

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Composition of Combined Consideration:	Not Applicable

Consequences of Announcement Events:	Modified Calculation Agent Adjustment as set forth in Section 12.3(d) of the Equity Definitions; provided that references to “Tender Offer” shall be replaced by references to “Announcement Event” and references to “Tender Offer Date” shall be replaced by references to “Announcement Date.” An Announcement Event shall be an “Extraordinary Event” for purposes of the Equity Definitions, to which Article 12 of the Equity Definitions is applicable.

Announcement Event:	The occurrence of an Announcement Date in respect of a potential Acquisition Transaction (as defined in Section 9 below).

Announcement Date:	The date of the first public announcement in relation to an Acquisition Transaction, or any publicly announced change or amendment to the announcement giving rise to an Announcement Date.

Provisions applicable to Merger Events and Tender Offers:	The consequences set forth opposite “Consequences of Merger Events” and “Consequences of Tender Offers” above shall apply regardless of whether a particular Merger Event or Tender Offer relates to an Announcement Date for which an adjustment has been made pursuant to Consequences of Announcement Events, without duplication of any such adjustment.

New Shares:	In the definition of New Shares in Section 12.1(i) of the Equity Definitions, the text in clause (i) thereof shall be deleted in its entirety (including the word “and” following such clause (i)) and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors).”

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Market or The NASDAQ Global Select Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable; provided that (a) Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the phrase “the interpretation” in the third line thereof with the phrase “the formal or informal interpretation announced publicly” and (b) for the avoidance of doubt, for purposes of Section 12.9(a)(ii) of the Equity Definitions, “any applicable law or regulation” shall include the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any rules and regulations promulgated thereunder and any similar law or regulation (collectively, “Dodd-Frank”) without regard to Section 739 of Dodd & Frank or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, and the consequences specified in Section 12.9(b)(i) of the Equity Definitions shall apply to any Change in Law arising from any such act, rule or regulation.

Failure to Deliver:	Applicable

Insolvency Filing:	Applicable

Hedging Disruption:	Applicable

Increased Cost of Hedging:	Applicable

Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	As provided in Annex B to this Confirmation.

Increased Cost of Stock Borrow:	Applicable

Initial Stock Loan Rate:	As provided in Annex B to this Confirmation.

Hedging Party:	For all applicable Potential Adjustment Events and Extraordinary Events, BofA

Determining Party:	For all Extraordinary Events, BofA; provided that, upon receipt of written request from Counterparty, BofA shall promptly (but in no event later than within seven Scheduled Trading Days from the receipt of such request) provide Counterparty with a written explanation describing in reasonable detail any determination made by it (including any quotations, market data or information from internal sources used in making such determinations, but without disclosing BofA’s proprietary models).

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3. Account Details:

(a) Account for payments to Counterparty:	To be provided separately upon request.

(b) Account for payments to BofA:

Bank of America

New York, NY

SWIFT: Redacted

Bank Routing: Redacted

Account Name: Bank of America

Account No.: Redacted

4. Offices:

(a) The Office of Counterparty for the Transaction is: Counterparty is not a Multibranch Party

(b) The Office of BofA for the Transaction is:

Bank of America, N.A.

c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated

Bank of America Tower at One Bryant Park

New York, NY 10036

5. Notices: For purposes of this Confirmation:

(a) Address for notices or communications to Counterparty:

CA, Inc.

One CA Plaza

Islandia, NY 11749

Attn: James Hodge, SVP and Treasurer

Telephone: Redacted

Facsimile: Redacted

Attn: Pranab Biswas, VP and Asst. Treasurer

Telephone: Redacted

Facsimile: Redacted

(b) Address for notices or communications to BofA:

Bank of America, N.A.

c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated

Bank of America Tower at One Bryant Park

New York, NY 10036

Attn: John Servidio

Telephone: Redacted

Facsimile: Redacted

6. Additional Provisions Relating to Transactions in the Shares.

(a) Counterparty acknowledges and agrees that the Initial Shares delivered on the Initial Share Delivery Date may be sold short to Counterparty. Counterparty further acknowledges and agrees that BofA may, during (i) the period from the date hereof to the Valuation Date or, if later, the Scheduled Earliest Acceleration Date without regard to any adjustment thereof pursuant to “Special Provisions regarding Transaction Announcements” below, and (ii) the period from and including the first Settlement Valuation Date to and including the last Settlement Valuation Date, if any (together, the “Relevant Period”), purchase Shares in connection with the Transaction, which Shares may be used to cover all or a portion of such short sale or may be delivered to Counterparty. Such purchases will be conducted independently of Counterparty. The timing of such purchases by BofA, the number of Shares purchased by BofA on any day, the price paid per Share pursuant to such purchases and the manner in which such purchases are made, including without limitation whether such purchases are made on any securities exchange or privately, shall be within the absolute discretion of BofA, subject to Section 8(b) below. It is the intent of the parties that the Transaction comply with the requirements of Rule 10b5-1(c)(1)(i)(B) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the parties agree that this Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c), and Counterparty shall not take any action that results in the Transaction not so complying with such requirements. Without limiting the generality of the preceding sentence, Counterparty acknowledges and agrees that (A) Counterparty does not have, and shall not attempt to exercise, any influence over how, when or whether BofA effects any purchases of Shares in connection with the Transaction, (B) during the period beginning on (but excluding) the date of this Confirmation and ending on (and including) the last day of the Relevant Period, Counterparty shall not, directly or indirectly, communicate any information regarding Counterparty or the Shares to any employee of BofA or its Affiliates responsible for trading the Shares in connection with the transactions contemplated hereby, (C) Counterparty is entering into the Transaction in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 promulgated under the Exchange Act and (D) Counterparty will not alter or deviate from this Confirmation or enter into or alter a corresponding hedging transaction with respect to the Shares. Counterparty also acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” (as defined in Rule 10b5-1(c) under the Exchange Act). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and no such amendment, modification or waiver shall be made at any time at which Counterparty or any officer or director of Counterparty is aware of any material nonpublic information regarding Counterparty or the Shares.

(b) Counterparty agrees that neither Counterparty nor any of its Affiliates or agents shall take any action that would cause Regulation M to be applicable to any purchases of Shares, or any security for which the Shares are a reference security (as defined in Regulation M), by Counterparty or any of its affiliated purchasers (as defined in Regulation M) during the Relevant Period.

(c) Counterparty shall, at least one day prior to the first day of the Relevant Period, notify BofA of the total number of Shares purchased in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception contained in Rule 10b-18(b)(4) by or for Counterparty or any of its affiliated purchasers during each of the four calendar weeks preceding the first day of the Relevant Period and during the calendar week in which the first day of the Relevant Period occurs (“Rule 10b-18 purchase,” “blocks” and “affiliated purchaser” each being used as defined in Rule 10b-18).

(d) During the Relevant Period, Counterparty shall (i) notify BofA prior to the opening of trading in the Shares on any day on which Counterparty makes any public announcement (as defined in Rule 165(f) under the Securities Act of 1933, as amended (the “Securities Act”) of any merger, acquisition, or similar transaction involving a recapitalization relating to Counterparty (other than any such transaction in which the consideration consists solely of cash and there is no valuation period), unless such public announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares, (ii) promptly notify BofA following any such announcement that such announcement has been made, and (iii) promptly deliver to BofA following the making of any such announcement a certificate indicating (A) Counterparty’s average daily Rule 10b-18 purchases (as defined in Rule 10b-18) during the three full calendar months preceding the date of the announcement of such transaction and (B) Counterparty’s block purchases (as defined in Rule 10b-18) effected pursuant to paragraph (b)(4) of Rule 10b-18 during the three full calendar months preceding the date of the announcement of such transaction. In addition, Counterparty shall promptly notify BofA of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. Counterparty acknowledges that any such public announcement may result in a Regulatory Disruption and may cause the Relevant Period to be suspended. Accordingly, Counterparty acknowledges that its actions in relation to any such announcement or transaction must comply with the standards set forth in Section 6(a) above.

(e) Without the prior written consent of BofA (such consent not to be unreasonably withheld, conditioned, or delayed), Counterparty shall not, and shall cause its Affiliates and affiliated purchasers (each as defined in Rule 10b-18) not to, directly or indirectly (including, without limitation, by means of a cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable for Shares during the Relevant Period.

7. Representations, Warranties and Agreements.

(a) In addition to the representations, warranties and agreements in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, BofA as follows:

(i) As of the Trade Date, and as of the date of any election by Counterparty of the Share Termination Alternative under (and as defined in) Section 10(a) below, (A) Counterparty is not aware of any material nonpublic information regarding Counterparty or the Shares and (B) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Exchange Act when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii) Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that BofA is not making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(iii) Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(iv) Prior to the Trade Date, Counterparty shall deliver to BofA a resolution of Counterparty’s board of directors authorizing the Transaction and such other certificate or certificates as BofA shall reasonably request. Counterparty has publicly disclosed as of the Trade Date its intention to institute a program for the acquisition of Shares.

(v) Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act, and will not engage in any other securities or derivative transaction to such ends.

(vi) Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(vii) On the Trade Date, the Prepayment Date, the Initial Share Delivery Date and the Settlement Date, Counterparty is not, or will not be, “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase the Shares hereunder in compliance with the corporate laws of the jurisdiction of its incorporation.

(viii) No state or local law, rule, regulation or regulatory order applicable to the Shares in the State of New York and the State of Delaware would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of BofA or its affiliates owning or holding (however defined) Shares, other than any such law, rule, regulation or order that applies (A) to the ownership of equity positions generally without regard to the nature of Counterparty’s business or (B) solely as a result of the business, identity, place of business or jurisdiction of organization of BofA or any such affiliate.

(ix) Counterparty shall not declare or pay any Dividend (as defined above) to holders of record as of any date occurring prior to the Settlement Date or, if the provisions of Annex A apply, the Cash Settlement Payment Date, other than an ordinary cash dividend of USD 0.25 per Share to holders of record on each of February 14, 2012 and May 22, 2012.

(x) Counterparty understands that no obligations of BofA to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of BofA or any governmental agency.

(b) Each of BofA and Counterparty agrees and represents that it is an “eligible contract participant” as defined in Section 1a(12) of the U.S. Commodity Exchange Act, as amended.

(c) Counterparty and BofA acknowledge that the offer and sale of the Shares under the Transaction is intended to be exempt from registration under the Securities Act, by virtue of Section 4(2) thereof. Accordingly, each of Counterparty and BofA represents and warrants to the other that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, and (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws.

(d) BofA represents to Counterparty that BofA is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge that it is the intent of the parties that (A) this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment,” within the meaning of Section 546 of the Bankruptcy Code and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code and a “payment or other transfer of property” within the meaning of Sections 362 and 546 of the Bankruptcy Code, and (B) BofA is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(o), 546(e), 546(g), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

(e) Counterparty and BofA each hereby acknowledges that any transactions by BofA in the Shares will be undertaken by BofA as principal for its own account. All of the actions to be taken by BofA in connection with this Agreement shall be taken by BofA independently and without any advance or subsequent consultation with Counterparty. BofA represents and warrants that it has in place and agrees that it will maintain reasonable policies and procedures, taking into consideration the nature of its business, to ensure that individuals making investment decisions will not violate laws prohibiting trading on the basis of material nonpublic information. Such individuals shall not be in possession of material nonpublic information with respect to Counterparty during all relevant times beginning on the date hereof and continuing through the Relevant Period. Counterparty agrees, during the term of the Transaction, not to communicate (other than through public disclosure within the meaning of Regulation FD) with any “trading personnel” of BofA, provided that such “trading personnel” shall be deemed to include Richard Chau, Francois Lu, Yury Mulman and Sean Groenwald.

8. Agreements and Acknowledgements Regarding Hedging.

Counterparty acknowledges and agrees that:

(a) Subject to Section 8(b) below, Counterparty acknowledges and agrees that (i) during the Relevant Period, BofA and its Affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction, (ii) BofA and its Affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction, (iii) BofA shall make its own determination as to whether, when or in what manner any hedging or market activities in Counterparty’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Settlement Price or the VWAP Price, and (iv) any market activities of BofA and its Affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Settlement Price or the VWAP Price, each in a manner that may be adverse to Counterparty.

(b) BofA acknowledges and agrees that during the Relevant Period, it shall effect purchases of Shares in connection with the Transaction (including without limitation purchases made for the purpose of covering any short position in Shares), other than purchases made in connection with any dynamic adjustments to BofA’s hedge positions in respect of the risk associated with the equity options embedded in the Transaction, in a manner that BofA believes, based on the representations, warranties and agreements of Counterparty set forth herein, would comply with the limitations set forth in clauses (b)(2) and (b)(3) of Rule 10b-18 under the Exchange Act (“Rule 10b-18”). BofA and Counterparty have determined the Scheduled Earliest Acceleration Date and the Scheduled Final Averaging Date in contemplation of the clause (b)(4) of Rule 10b-18.

9. Special Provisions regarding Transaction Announcements.

(a) If a Transaction Announcement occurs on or prior to the Settlement Date, then the Calculation Agent shall be entitled to make any adjustment to the Discount and the Cap Price that the Calculation Agent determines is necessary to account for the economic effect of such Transaction Announcement on the value of the Transaction to BofA and, in connection with such adjustment, it shall take into account factors that consist of the strike price, stock price, the remaining number of Averaging Dates, expected dividends or other dilutive activities, stock borrow costs, interest rates, stock price volatility, applicable credit spreads and ability to maintain a standard hedge position in the Shares, in each case solely to the extent, as a result of such Transaction Announcement, such factors have an incremental economic effect on the valuation of the Transaction to BofA as determined by it on or before the Initial Period End Date (and, for the avoidance of doubt, in such event the Number of Shares to be Delivered may be reduced below zero as a result of such adjustment). If a Transaction Announcement occurs after the Trade Date but prior to the Scheduled Earliest Acceleration Date, the Scheduled Earliest Acceleration Date shall be adjusted to be the date of such Transaction Announcement.

(b) “Transaction Announcement” means (i) the announcement of an Acquisition Transaction, (ii) an announcement that Counterparty or any of its subsidiaries has entered into an agreement, a letter of intent or an understanding to enter into an Acquisition Transaction, (iii) the announcement of an intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, an Acquisition Transaction, or (iv) any other announcement that in the reasonable judgment of the Calculation Agent may result in an Acquisition Transaction. For the avoidance of doubt, announcements as used in this definition of Transaction Announcement refer to any public announcement whether made by the Issuer or a third party.

“Acquisition Transaction” means (i) any Merger Event (and for purposes of this definition the definition of Merger Event shall be read with the references therein to “100%” being replaced by “20%” and to “50%” by “80%” and as if the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition were deleted) or Tender Offer, or any other transaction involving the merger of Counterparty with or into any third party, (ii) the sale or transfer of all or substantially all of the assets of Counterparty, (iii) a recapitalization, reclassification, binding share exchange or other similar transaction, (iv) any acquisition, lease, exchange, transfer, disposition (including by way of spin-off or distribution) of assets (including any capital stock or other ownership interests in subsidiaries) or other similar event by Counterparty or any of its subsidiaries where the aggregate consideration transferable or receivable by or to Counterparty or its subsidiaries exceeds 20% of the market capitalization of Counterparty and (v) any transaction in which Counterparty or its board of directors has a legal obligation to make a recommendation to its shareholders in respect of such transaction (whether pursuant to Rule 14e-2 under the Exchange Act or otherwise). For the avoidance of doubt, neither the ownership of Shares by any person or entity which is the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 20% or more of the outstanding Shares prior to the Trade Date nor the ownership of Shares by any person or entity by any person or entity which becomes the beneficial owner of 20% or more of the outstanding Shares solely as a result of an acquisition by Counterparty of Shares shall constitute an Acquisition Transaction.

10. Other Provisions.

(a) Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If either party would owe the other party any amount pursuant to Sections 12.2, 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions or pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to satisfy or to require BofA to satisfy, as the case may be, any such Payment Obligation, in whole or in part, by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to BofA, confirmed in writing within one Scheduled Trading Day, no later than 9:30 A.M. New York City time on the Merger Date, Tender Offer Date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable (“Notice of Share Termination”); provided that Counterparty shall not have the right to so elect (but, for the avoidance of doubt, BofA shall have the right to so elect) in the event of (i) an Insolvency, a Nationalization, a Merger Event or a Tender Offer, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash or (ii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, which Event of Default or Termination Event resulted from an event or events within Counterparty’s control. Upon such Notice of Share Termination, the following provisions shall apply on the Scheduled Trading Day immediately following the Merger Date, Tender Offer Date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable, with respect to the Payment Obligation or such portion of the Payment Obligation for which the Share Termination Alternative has been elected (the “Applicable Portion”):

Share Termination Alternative:	Applicable and means, if delivery pursuant to the Share Termination Alternative is owed by BofA, that BofA shall deliver to Counterparty the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable, or such later date as the Calculation Agent may reasonably determine (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation or the Applicable Portion, as the case may be. If delivery pursuant to the Share Termination Alternative is owed by Counterparty, paragraphs 2 through 5 of Annex A shall apply as if such delivery were a settlement of the Transaction to which Net Share Settlement (as defined in Annex A) applied, the Cash Settlement Payment Date were the Early Termination Date, the Forward Cash Settlement Amount were zero (0) minus the Payment Obligation (or the Applicable Portion, as the case may be) owed by Counterparty, and “Shares” as used in Annex A were replaced by “Share Termination Delivery Units.”

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation (or the Applicable Portion, as the case may be) divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent and notified by the Calculation Agent to the parties at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:	In the case of a Termination Event, Event of Default, Delisting or Additional Disruption Event, one Share or, in the case of an Insolvency, Nationalization, Merger Event or Tender Offer, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization, Merger Event or Tender Offer. If such Insolvency, Nationalization, Merger Event or Tender Offer involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the issuer of the Shares or any portion of the Share Termination Delivery Units) and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units.”

(b) Equity Rights. BofA acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy to any claim arising as a result of a breach by Counterparty of any of its obligations under this Confirmation or the Agreement. For the avoidance of doubt, the parties acknowledge that this Confirmation is not secured by any collateral that would otherwise secure the obligations of Counterparty herein under or pursuant to any other agreement.

(c) Indemnification. In the event that BofA or the Calculation Agent or any of their Affiliates becomes involved in any capacity in any action, proceeding or investigation brought by or against any person in connection with any matter referred to in this Confirmation, Counterparty shall reimburse BofA or the Calculation Agent or such Affiliate for its reasonable legal and other out-of-pocket expenses (including the cost of any investigation and preparation) incurred in connection therewith within 30 days of receipt of notice of such expenses, and shall indemnify and hold BofA or the Calculation Agent or such Affiliate harmless on an after-tax basis against any losses, claims, damages or liabilities to which BofA or the Calculation Agent or such Affiliate may become subject in connection with any such action, proceeding or investigation, except to the extent that any losses and expenses result from the willful misconduct, gross negligence or bad faith of BofA or the Calculation Agent or such Affiliate. The reimbursement and indemnity obligations of Counterparty under this Section 10(c) shall be in addition to any liability that Counterparty may otherwise have, shall extend upon the same terms and conditions to the partners, directors, officers, agents, employees and controlling persons (if any), as the case may be, of BofA or the Calculation Agent and their Affiliates and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of Counterparty, BofA or the Calculation Agent, any such Affiliate and any such person. Counterparty also agrees that neither BofA, the Calculation Agent nor any of such Affiliates, partners, directors, officers, agents, employees or controlling persons shall have any liability to Counterparty for or in connection with any matter referred to in this Confirmation except to the extent that any losses, claims, damages, liabilities or expenses incurred by Counterparty result from the willful misconduct, gross negligence or bad faith of BofA or the Calculation Agent or a breach by BofA or the Calculation Agent of any of its covenants or obligations hereunder. The foregoing provisions shall survive any termination or completion of the Transaction.

(d) Staggered Settlement. If BofA would owe Counterparty any Shares pursuant to the “Settlement Terms” above, BofA may, by notice to Counterparty on or prior to the Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares deliverable on such Nominal Settlement Date on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows: (i) in such notice, BofA will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date) or delivery times and how it will allocate the Shares it is required to deliver under “Settlement Terms” above among the Staggered Settlement Dates or delivery times; and (ii) the aggregate number of Shares that BofA will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that BofA would otherwise be required to deliver on such Nominal Settlement Date.

(e) Adjustments. For the avoidance of doubt, whenever the Calculation Agent is called upon to make an adjustment pursuant to the terms of this Confirmation or the Definitions to take into account the effect of an event, the Calculation Agent shall make such adjustment by reference to the effect of such event on the Hedging Party, assuming that the Hedging Party maintains a commercially reasonable hedge position.

(f) Transfer and Assignment. BofA may transfer or assign its rights and obligations hereunder and under the Agreement, in whole or in part, to (i) any of its Affiliates whose obligations hereunder and thereunder would be guaranteed by Bank of America Corporation without consent of Counterparty or, (ii) any third party (including any of BofA’s Affiliates) with the prior written consent of Counterparty.

(g) Disposition of Hedge Shares. Counterparty hereby agrees that if, in the good faith reasonable judgment of BofA, any Shares (the “Hedge Shares”) acquired by BofA for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the public market by BofA without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow BofA to sell the Hedge Shares in a registered offering, make available to BofA an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance satisfactory to BofA, substantially in the form of an underwriting agreement for a registered offering, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to BofA, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford BofA a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities; provided that if BofA, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section 10(g) shall apply at the election of Counterparty; (ii) in order to allow BofA to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance commercially reasonably satisfactory to BofA (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate BofA for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from BofA at the Volume Weighted Average Price on such Exchange Business Days, and in the amounts, requested by BofA. “Volume Weighted Average Price” means, on any Exchange Business Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page CA.Q <equity> VAP (or any successor thereto) in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such Exchange Business Day (or if such volume-weighted average price is unavailable or is manifestly incorrect, the market value of one Share on such Exchange Business Day, as determined by the Calculation Agent using a volume-weighted method).

(h) Additional Termination Event. It shall constitute an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party and BofA shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement if, at any time during the Relevant Period, the price per Share on the Exchange, as determined by the Calculation Agent, is at or below the Threshold Price (as provided in Annex B to this Confirmation).

(i) Amendments to Equity Definitions. The following amendments shall be made to the Equity Definitions:

(i) Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “an economic effect on the relevant Transaction”;

(ii) The first sentence of Section 11.2(c) of the Equity Definitions, prior to clause (A) thereof, is hereby amended to read as follows: “(c) If ‘Calculation Agent Adjustment’ is specified as the Method of Adjustment in the related Confirmation of a Share Option Transaction or Share Forward Transaction, then following the announcement or occurrence of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has an economic effect on the Transaction and, if so, will (i) make appropriate adjustment(s), if any, to any one or more of:” and clause (B) thereof is hereby amended by inserting, after “the Forward Price,” “the Floor Price, the Cap Price” and the portion of such sentence immediately preceding clause (ii) thereof is hereby amended by deleting the words “diluting or concentrative” and the words “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing such latter phrase with the words “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, stock loan rate or liquidity relative to the relevant Shares)”;

(iii) Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “economic effect on the relevant Transaction”;

(iv) Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at BofA’s option, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that issuer”;

(v) Section 12.9(b)(iv) of the Equity Definitions is hereby amended by (A) deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); and (B) deleting the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares in the amount of the Hedging Shares or” in the penultimate sentence; and

(vi) Section 12.9(b)(v) of the Equity Definitions is hereby amended by (A) adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and (B)(1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C) and (3) replacing in the penultimate sentence the words “either party” with “the Hedging Party” and (4) deleting clause (X) in the final sentence.

(j) No Set-off. Each party waives any and all rights it may have to set off obligations arising under the Agreement and the Transaction against other obligations between the parties, whether arising under any other agreement, applicable law or otherwise.

(k) Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(l) Designation by BofA. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing BofA to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, BofA (the “Designator”) may designate any of its Affiliates (the “Designee”) to deliver or take delivery, as the case may be, and otherwise perform its obligations to deliver, if any, or take delivery of, as the case may be, any such Shares or other securities in respect of the Transaction, and the Designee may assume such obligations, if any. Such designation shall not relieve the Designator of any of its obligations, if any, hereunder. Notwithstanding the previous sentence, if the Designee shall have performed the obligations, if any, of the Designator hereunder, then the Designator shall be discharged of its obligations, if any, to Counterparty to the extent of such performance.

(m) Termination Currency. The Termination Currency shall be USD.

(n) Agreements regarding the Supplemental Terms Notice.

(i) Counterparty accepts and agrees to be bound by the contractual terms and conditions as set forth in the Supplemental Terms Notice for the Transaction. Upon receipt of the Supplemental Terms Notice, Counterparty shall promptly execute and return the Supplemental Terms Notice to BofA; provided that Counterparty’s failure to so execute and return the Supplemental Terms Notice shall not affect the binding nature of the Supplemental Terms Notice, and the terms set forth therein shall be binding on Counterparty to the same extent, and with the same force and effect, as if Counterparty had executed a written version of the Supplemental Terms Notice.

(ii) Counterparty and BofA agree and acknowledge that (A) the transactions contemplated by this Confirmation will be entered into in reliance on the fact that this Confirmation and the Supplemental Terms Notice form a single agreement between Counterparty and BofA, and BofA would not otherwise enter into such transactions, (B) this Confirmation, as amended by the Supplemental Terms Notice, is a “qualified financial contract,” as such term is defined in Section 5-701(b)(2) of the General Obligations Law of New York (the “General Obligations Law”), (C) the Supplemental Terms Notice, regardless of whether the Supplemental Terms Notice is transmitted electronically or otherwise, constitutes a “confirmation in writing sufficient to indicate that a contract has been made between the parties” hereto, as set forth in Section 5-701(b)(3)(b) of the General Obligations Law; and (D) this Confirmation constitutes a prior “written contract,” as set forth in Section 5-701(b)(1)(b) of the General Obligations Law, and each party hereto intends and agrees to be bound by this Confirmation, as supplemented by the Supplemental Terms Notice.

(iii) Counterparty and BofA further agree and acknowledge that this Confirmation, as supplemented by the Supplemental Terms Notice, constitutes a contract “for the sale or purchase of a security,” as set forth in Section 8-113 of the Uniform Commercial Code of New York.

(o) Waiver of Trial by Jury. EACH OF COUNTERPARTY AND BOFA HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF BOFA OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(p) Governing Law; Jurisdiction. THIS CONFIRMATION AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

Please confirm your agreement to be bound by the terms stated herein by executing the copy of this Confirmation enclosed for that purpose and returning it to us by mail or facsimile transmission to the address for Notices indicated above.

Yours sincerely,

BANK OF AMERICA, N.A.

By:	/s/ Jake Mendelsohn
Name:	Jake Mendelsohn
Title:	Managing Director

Confirmed as of the date first above written:

CA, INC.

By:	/s/ James Hodge
Name:	James Hodge
Title:	SVP and Treasurer

SCHEDULE A

SUPPLEMENTAL TERMS NOTICE

To:	CA, Inc.
One CA Plaza
Islandia, NY 11749
	Attn:	James Hodge, SVP and Treasurer
	Telephone:	Redacted
	Facsimile:	Redacted

From:	Bank of America, N.A.

Subject:	Issuer Forward Repurchase Transaction

Ref. No:	Redacted

Date:	[ ]

Ladies and Gentlemen:

The purpose of this Supplemental Terms Notice is to notify you of certain terms of the Transaction dated January 26, 2012 between Bank of America, N.A. (“BofA”) and CA, Inc. (“Counterparty”).

The definitions and provisions contained in the Confirmation dated as of January 26, 2012 between BofA and Counterparty (the “Confirmation”) are incorporated into this Supplemental Terms Notice. In the event of any inconsistency between those definitions and provisions and this Supplemental Terms Notice, this Supplemental Terms Notice will govern.

1.	The terms of the Transaction to which this Supplemental Terms Notice relates are as follows:

Initial Period End Date:	[ ]

Initial Price:	USD[ ] per Share [the arithmetic average of the VWAP Prices for all Initial Period Averaging Dates]

Floor Price:	USD[ ] [the product of the Floor Price Percentage and the Initial Price]

Cap Price:	USD[ ] [the product of the Cap Price Percentage and the Initial Price]

Yours sincerely,

BANK OF AMERICA, N.A.

By:
Name:
Title:

Receipt Acknowledged:

CA, INC.

By:
Name:
Title:

ANNEX A

COUNTERPARTY SETTLEMENT PROVISIONS

1. The following Counterparty Settlement Provisions shall apply to the extent indicated under the Confirmation:

Settlement Currency:	USD

Settlement Method Election:	Applicable; provided that (i) Section 7.1 of the Equity Definitions is hereby amended by deleting the word “Physical” in the sixth line thereof and replacing it with the words “Net Share” and (ii) the Electing Party may make a settlement method election only if the Electing Party represents and warrants to BofA in writing on the date it notifies BofA of its election that, as of such date, (A) none of Counterparty and its officers and directors is aware of any material nonpublic information regarding Counterparty or the Shares and (B) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Exchange Act when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

Electing Party:	Counterparty

Settlement Method

Election Date:	The date 10 Exchange Business Days prior to the Valuation Date; provided that if BofA accelerates the Final Averaging Date pursuant to the proviso to the definition of Final Averaging Date, the Settlement Method Election Date shall be the second Exchange Business Day immediately following the Valuation Date.

Default Settlement Method:	Cash Settlement

Special Settlement:	Either (i) a settlement to which this Annex A applies that follows the occurrence of a Transaction Announcement to which Section 9 of this Confirmation applies or (ii) any settlement to which paragraphs 2 through 5 of this Annex A apply that follows a termination or cancellation of the Transaction pursuant to Section 6 of the Agreement or Article 12 of the Equity Definitions to which Section 10(a) of this Confirmation applies.

Forward Cash Settlement

Amount:	The Number of Shares to be Delivered multiplied by the Settlement Valuation Price.

Settlement Valuation Price:	The arithmetic average of the VWAP Prices for all Settlement Valuation Dates, subject to Averaging Date Disruption, determined as if each Settlement Valuation Date were an Averaging Date (with Averaging Date Disruption applying as if the last Settlement Valuation Date were the Final Averaging Date and the Settlement Valuation Price were the Settlement Price).

Settlement Valuation Dates:	A number of Scheduled Trading Days selected by BofA in its reasonable discretion, beginning on the Scheduled Trading Day immediately following the later of the Settlement Method Election Date and the Final Averaging Date.

Cash Settlement:	If Cash Settlement is applicable, then Counterparty shall pay to BofA the absolute value of the Forward Cash Settlement Amount on the Cash Settlement Payment Date.

Cash Settlement Payment Date:	The date one Settlement Cycle following the last Settlement Valuation Date.

Net Share Settlement Procedures:	If Net Share Settlement is applicable, Net Share Settlement shall be made in accordance with paragraphs 2 through 5 below.

2. Net Share Settlement shall be made by delivery on the Settlement Date of a number of Shares equal to the product of 102% and the absolute value of the Number of Shares to be Delivered; provided that in the case of a Special Settlement, Net Share Settlement shall be made (i) by delivery on the Cash Settlement Payment Date (such date, the “Net Share Settlement Date”) of a number of Shares (the “Restricted Payment Shares”) with a value equal to the absolute value of the Forward Cash Settlement Amount, with such Shares’ value based on the realizable market value thereof to BofA (which value shall take into account an illiquidity discount resulting from the fact that the Restricted Payment Shares will not be registered for resale), as determined by the Calculation Agent (the “Restricted Share Value”), and paragraph 3 of this Annex A shall apply to such Restricted Payment Shares, and (ii) by delivery of the Make-Whole Payment Shares as described in paragraph 4 below.

3. (a) All Restricted Payment Shares and Make-Whole Payment Shares shall be delivered to BofA (or any affiliate of BofA designated by BofA) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof.

(b) As of or prior to the date of delivery, Merrill Lynch, Pierce, Fenner & Smith Incorporated, BofA and any potential purchaser of any such Shares from BofA (or any affiliate of BofA designated by BofA) identified by BofA shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for private placements of equity securities (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them).

(c) As of the date of delivery, Counterparty shall enter into an agreement (a “Private Placement Agreement”) with BofA (or any affiliate of BofA designated by BofA) in connection with the private placement of such Shares by Counterparty to BofA (or any such affiliate) and the private resale of such Shares by BofA (or any such affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance commercially reasonably satisfactory to BofA, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating to the indemnification of, and contribution in connection with the liability of, BofA and its affiliates, and shall provide for the payment by Counterparty of all fees and expenses in connection with such resale, including all fees and expenses of counsel for BofA, and shall contain representations, warranties and agreements of Counterparty reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales.

(d) Counterparty shall not take or cause to be taken any action that would make unavailable either (i) the exemption set forth in Section 4(2) of the Securities Act for the sale of any Restricted Payment Shares or Make-Whole Payment Shares by Counterparty to BofA or (ii) an exemption from the registration requirements of the Securities Act reasonably acceptable to BofA for resales of Restricted Payment Shares and Make-Whole Payment Shares by the BofA (or an affiliate of BofA).

(e) Counterparty expressly agrees and acknowledges that the public disclosure of all material information relating to Counterparty is within Counterparty’s control.

4. If Restricted Payment Shares are delivered in accordance with paragraph 3 above, on the last Settlement Valuation Date, a balance (the “Settlement Balance”) shall be established with an initial balance equal to the absolute value of the Forward Cash Settlement Amount. Following the delivery of Restricted Payment Shares or any Make-Whole Payment Shares, BofA shall sell all such Restricted Payment Shares or Make-Whole Payment Shares in a commercially reasonable manner. At the end of each Exchange Business Day upon which sales have been made, the Settlement Balance shall be reduced by an amount equal to the aggregate proceeds received by BofA or its affiliate upon the sale of such Restricted Payment Shares or Make-Whole Payment Shares, less a customary and commercially reasonable private placement fee for private placements of common stock by similar issuers. If, on any Exchange Business Day, all Restricted Payment Shares and Make-Whole Payment Shares have been sold and the Settlement Balance has not been reduced to zero, Counterparty shall (i) deliver to BofA or as directed by BofA one Settlement Cycle following such Exchange Business Day an additional number of Shares (the “Make-Whole Payment Shares” and, together with the Restricted Payment Shares, the “Payment Shares”) equal to (x) the Settlement Balance as of such Exchange Business Day divided by (y) the Restricted Share Value of the Make-Whole Payment Shares as of such Exchange Business Day or (ii) promptly deliver to BofA cash in an amount equal to the then remaining Settlement Balance. This provision shall be applied successively until either the Settlement Balance is reduced to zero or the aggregate number of Restricted Payment Shares and Make-Whole Payment Shares equals the Maximum Deliverable Number. If on any Exchange Business Day, Restricted Payment Shares and Make-Whole Payment Shares remain unsold and the Settlement Balance has been reduced to zero, BofA shall promptly return such unsold Restricted Payment Shares or Make-Whole Payment Shares.

5. Notwithstanding the foregoing, in no event shall Counterparty be required to deliver more than the Maximum Deliverable Number of Shares hereunder. “Maximum Deliverable Number” means the number of Shares set forth as such in Annex B to this Confirmation. Counterparty represents and warrants to BofA (which representation and warranty shall be deemed to be repeated on each day from the date hereof to the Settlement Date or, if Counterparty has elected to deliver any Payment Shares hereunder in connection with a Special Settlement, to the date on which resale of such Payment Shares is completed (the “Final Resale Date”)) that the Maximum Deliverable Number is equal to or less than the number of authorized but unissued Shares of Counterparty that are not reserved for future issuance in connection with transactions in such Shares (other than the transactions under this Confirmation) on the date of the determination of the Maximum Deliverable Number (such Shares, the “Available Shares”). In the event Counterparty shall not have delivered the full number of Shares otherwise deliverable as a result of this paragraph 5 (the resulting deficit, the “Deficit Shares”), Counterparty shall be continually obligated to deliver, from time to time until the full number of Deficit Shares have been delivered pursuant to this paragraph, Shares when, and to the extent that, (i) Shares are repurchased, acquired or otherwise received by Counterparty or any of its subsidiaries after the date hereof (whether or not in exchange for cash, fair value or any other consideration), (ii) authorized and unissued Shares reserved for issuance in respect of other transactions prior to such date which prior to the relevant date become no longer so reserved or (iii) Counterparty additionally authorizes any unissued Shares that are not reserved for other transactions. Counterparty shall immediately notify BofA of the occurrence of any of the foregoing events (including the number of Shares subject to clause (i), (ii) or (iii) and the corresponding number of Shares to be delivered) and promptly deliver such Shares thereafter.

ANNEX B

Prepayment Amount:	USD 500,000,000

Scheduled Initial Period End Date:	February 3, 2012

Earliest Initial Period End Date:	January 27, 2012

Scheduled Final Averaging Date:	June 14, 2012

Scheduled Earliest Acceleration Date:	April 20, 2012

Initial Shares:	14,988,010 Shares

Discount:	USD 0.035

Collar Percentage:	75%

Non-Collar Percentage:	25%

Floor Price Percentage:	92.5%

Cap Price Percentage:	115.0%

Maximum Stock Loan Rate:	50 basis points

Initial Stock Loan Rate:	25 basis points

Threshold Price:	USD 10.00

Maximum Deliverable Number:	20,000,000

B-1